Exhibit 10.10

Agency Agreement

Party A:	Shanghai Medical Instruments Impt & Expt Co., Ltd. (“Party A”)
Address: Room 3002, No. 1 Building, 815 East Daming Road, Shanghai 200082
Tel: 021-65951876

Party B:	Changzhou Kanghui Medical Innovation Co., Ltd. (“Party B”)
Address: 1-8 Tianshan Road, Xinbei District, Changzhou
Tel: 0519-85195556

Upon friendly negotiation, Party A and Party B agree as follows:

1. Party B entrusts Party A as its export agent. Party B shall be responsible for organizing the sources of goods to be exported and for the contents, quality and delivery date of the goods to be exported and shall issue VAT invoices within two months after the goods are exported based on relevant data for the issuance of VAT invoices provided by Party A.

2. Party A shall be responsible for freight transport arrangement, customs declaration, tax refund and application for relevant export licenses in a timely manner. Before the transportation of goods, Party B shall provide Party A with data for customs declaration. Upon its receipt of relevant data, Party A shall submit customs declaration documents to a transport company designated by Party B (or designated by Party A on its own discretion). After the exportation of the goods through the customs, Party B shall issue VAT invoices based on the data provided by Party A. If Party A fails to provide relevant data for the issuance of VAT invoices within two months after the exportation of the goods, Party A shall be liable for any failure to obtain tax refund. If Party B issues VAT invoices on its own discretion, Party B shall be liable for any failure to obtain tax refund.

3. Party B must, within 70 days after the exportation of the goods through the customs, promptly collect and provide Party A with customs declaration sheets, verification sheets and other documents examined by the customs. Party B shall be liable for missing any document (in case of a force majeure event, the parties shall handle such event through consultation). If the exportation of the goods through the customs is handled by a freight forwarding company designated by Party A, Party A shall be responsible for the management of such documents.

4. Party B shall be responsible for negotiating and confirming with foreign clients the price, delivery date and other specific provisions in the exportation contract while Party A shall provide assistance. Around the exportation of the goods through the customs, Party B shall be responsible for demanding payment from foreign clients and transfer foreign exchange into Party A’s account within two months after the exportation of the goods through the customs to facilitate Party A’s prompt collection, verification and writing-off of foreign exchange and arrangement of settlement of the payments for the goods for Party B.

5. Party A and Party B shall make accounts settlement as follows:

(1)

Party A shall provide Party B with corresponding bank notices after its collection of foreign exchange for Party B’s verification and an agency fee of RMB0.15 for every US$1.00 will be charged from Party B after the documents are confirmed as correct by Party A. The settlement shall be calculated based on the exchange rate publicized by the Bank of China on the date of collection of foreign exchange + exportation tax refund—agency fee. If Party B has issued VAT invoices before the collection of foreign exchange, it shall bear losses Party A may incur from any difference in exchange rate. The parties agree to settle any difference in exchange rate actually incurred in the preceding month and make adjustment through consultation before the 5th every month.

(2)	Party A shall, within 22 working days after its receipt of the VAT invoices from Party B and payment from the foreign clients, pay the payments for the goods to Party B of the exact amount to be decided by the parties through consultation on rolling basis.

(3)	Party A shall assume no liability for its failure to pay the payments for the goods to Party B due to foreign clients’ failure to pay and for relevant losses incurred therefrom.

(4)	Party B shall bear the freight, insurance premium, bank fees and other charges. Party A shall cooperate and demand the transport company to provide Party B with formal invoices. Party B shall settle the corresponding freight directly with the transport company within one week after its receipt of the freight invoice.

6. This Agreement shall be jointly performed by both parties. This Agreement shall be made in two counterparts with each party holding one of them.

7. If any other issue occurs, the parties shall settle such issue friendly. If no settlement could be reached through mediation, lawsuit may be brought with the local People’s court.

8. This Agreement shall take effect as of January 1, 2010 with a valid term of three years.

Entrusting Party: Changzhou Kanghui Medical Innovation Co., Ltd. [corporate seal stamped]	Agent: Shanghai Medical Instruments Impt & Expt Co., Ltd. [corporate seal stamped]

Legal Representative:	Legal Representative: Dai Weiyi

Bank:	Bank: Bank of China, Shanghai Branch

Account:	Account: 044036-8001-09479808091001

Representative:	Representative: [signature] January 1, 2010